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                                                                    Exhibit 99.1

                        [LETTERHEAD OF RP FINANCIAL, LC.]


                                                                    May 14, 2002


Mr. Kevin J. Ward
Executive Vice President and Chief Operating Officer
The Provident Bank
830 Bergen Avenue
Jersey City, New Jersey 07306-4599

Dear Mr. Ward:

     This letter sets forth the agreement between The Provident Bank, Jersey City, New Jersey ("Provident" or the "Bank"), and RP Financial, LC. ("RP Financial") for independent conversion appraisal services pertaining to the Bank's simultaneous holding company formation and mutual-to-stock conversion. The specific appraisal services to be rendered by RP Financial are described below. These services will be directed by the undersigned.


Description of Appraisal Services

     Prior to preparing the conversion appraisal report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the Bank's operations, financial condition, profitability, market area, risks and various internal and external factors which impact the pro forma market value of the Bank.

     RP Financial will prepare a detailed written valuation report of the Bank that will be fully consistent with applicable federal regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an analysis of the Bank's financial condition and operating results, as well as an assessment of the Bank's interest rate risk, credit risk and liquidity risk. The appraisal report will describe the Bank's business strategies, market area, prospects for the future and the intended use of proceeds. A peer group analysis relative to comparable publicly-traded savings institutions will be conducted for the purpose of determining appropriate valuation adjustments for the Bank relative to the peer group.

     We will review pertinent sections of the Bank's prospectus and hold discussions with the Bank to obtain necessary data and information for the appraisal report, including the impact of key deal elements on the pro forma market value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, conversion expenses and characteristics of stock plans.

     The appraisal report will establish a midpoint pro forma market value. The appraisal report may be periodically updated throughout the conversion process as appropriate. The conversion appraisal guidelines require at least one updated valuation just prior to the time of the closing of the stock offering.

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Mr. Kevin J. Ward
May 14, 2002
Page 2


     RP Financial agrees to deliver the appraisal report and subsequent updates, in writing, to the Bank at the above address in conjunction with the filing of the regulatory application. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates. RP Financial expects to formally present the appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Board of Managers for review and acceptance.

Fee Structure

     The Bank agrees to pay RP Financial a fixed fee of $100,000 for preparation and delivery of the original appraisal report and appraisal update at closing. The Bank agrees to pay RP Financial an additional fixed fee of $5,000 for preparation and delivery of each additional interim appraisal update required, if any. Payment of these fees shall be made according to the following schedule:

     . $10,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

     .    $85,000 upon delivery of the completed original appraisal report;

     . $5,000 upon delivery of the final appraisal update at the closing of the conversion offering; and,

     .    $5,000 upon delivery of each interim appraisal update, if any.

     The Bank will reimburse RP Financial for out-of-pocket expenses incurred in preparation of the valuation reports. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses in conjunction with the business planning engagement to $10,000 subject to written authorization from the Bank to exceed such level.

     In the event the Bank shall, for any reason, discontinue the proposed conversion prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, the Bank agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after giving full credit to the initial retainer fee. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing directors.

     If during the course of the proposed transaction, unforeseen events occur so as to fundamentally change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events shall include, but not be limited to, major

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Mr. Kevin J. Ward
May 14, 2002
Page 3


changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal.

Representations and Warranties

     The Bank and RP Financial agree to the following:

     1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Bank the original and any copies of such information.

     2. The Bank hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank's respective officers, board of managers, employees or agents which action or omission is willful or negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Any time devoted by employees of RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

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Mr. Kevin J. Ward
May 14, 2002
Page 4


               (b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, RP Financial will be entitled to be paid any amounts payable by the Bank hereunder, together with interest on such costs from the date incurred at the annual rate of prime plus two percent within five days after the final determination of such contest either by written acknowledgement of the Bank or a final judgment of a court of competent jurisdiction. If the Bank does not so elect, RP Financial shall be paid promptly and in any event within thirty days after receipt by the Bank of the notice of the claim.

               (c) The Bank shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

               (d) If an indemnification is to be sought hereunder by RP Financial, then RP Financial shall promptly notify the Bank of the commencement of any action or proceeding or investigation in respect thereof but failure to so notify the Bank shall not relieve the Bank from any liability which it may have otherwise than on account of this agreement. The Bank shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case it shall not thereafter be responsible for the fees and expenses of any separate counsel retained by RP Financial except as set forth below); provided, however, that such counsel shall be satisfactory to RP Financial in the exercise of its reasonable judgment. Notwithstanding the Bank's election to assume the defense of such action, RP Financial shall have the right to employ separate counsel and to participate in the defense of such action and the Bank shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of such counsel chosen by the Bank to represent RP Financial would present such counsel with a conflict of interest (in which case the Bank shall not have the right to assume the defense of such action on RP Financial's behalf); (ii) the actual or potential defendant's in, or targets of, any such action include both the Bank and RP Financial, and RP Financial shall have reasonably concluded that there may be legal defenses available to RP Financial which are different from or additional to those available to the Bank (in which case the Bank shall not have the right to assume the defense of such action on RP Financial's behalf); (iii) the Bank shall not have employed counsel reasonably satisfactory to RP Financial to represent RP Financial within a reasonable time after notice of the institution of such action; or (iv) the Bank shall authorize in writing RP Financial to employ separate counsel at the Bank's expense. It is expressly understood that the Bank shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all indemnified parties collectively. The Bank will not be liable under this letter agreement for any amount paid by RP Financial to settle any claims or actions if the settlement is entered into without the Bank's consent, which shall not be reasonably withheld.

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Mr. Kevin J. Ward
May 14, 2002
Page 5


     (e) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

     It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Bank in one or more additional capacities, and that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     Provident and RP Financial are not affiliated, and neither Provident nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                              * * * * * * * * * * *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $10,000.

                                                 Sincerely,




                                                 /s/ William E. Pommerening
                                                 CEO and Managing Director





Agreed To and Accepted By:

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Mr. Kevin J. Ward
May 14, 2002
Page 6


/s/ Kevin J. Ward, Executive Vice President and Chief Operating Officer

Upon Authorization by the Board of Managers For: The Provident Bank
                                                 Jersey City, New Jersey

Date Executed:    May 21, 2002